EXHIBIT A

                       ADDITIONAL REGULATORY, COMPLIANCE,
                         AND SUB-ADMINISTRATION SERVICES

         [As used herein, the term "Trust" refers to Harris Insight Funds
          Trust, and each portfolio of the Trust.]

(i) Coordinate, together with Harris and the distributor, the management of routine examinations by the SEC and other regulatory agencies;

(ii) Assist in developing responses to the examinations of the SEC and other regulatory agencies;

(iii) Assist in the preparation of Post-Effective Amendments to the Trust's Registration Statements on Form N-1A, Shareholder Reports and other filings with the SEC;

(iv) Monitor various SEC and IRS regulatory developments affecting investment companies;

(v) Coordinate the preparation of an agenda for the Trust's Board Meetings and the administration report, and assist in the coordination of reports and related materials from the adviser, distributor, transfer agent and custodian, etc.;

(vi) Provide facilities for the Trust's Shareholder Meetings and coordinate the preparation and filing of the shareholder meeting materials and assist with all shareholder communications;

(vii) Provide the Trust with officers who may be authorized by the Trust to facilitate certain required regulatory filings and the processing of invoices;

(viii) Monitor the maintenance of directors' and officers' insurance and fidelity bond insurance coverage on behalf of the Trust;

(ix) Coordinate with independent auditors and printers the preparation of shareholder reports;

(x)   Maintain a general corporate calendar noting required completion dates;

(xi)  Maintain the Trust's Declaration of Trust and By-Laws;


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(xii)  Maintain the Trust's code of ethics and monitor compliance;

(xiii) Assist in developing guidelines and procedures to improve overall compliance by the Trust and its various agents;

(xiv) Create Compliance Manuals and, in conjunction with Harris, present workshops for advisory personnel;

(xv) Assist in developing solutions to regulatory, administration and operations-related issues with respect to the Trust;

(xvi) In conjunction with Harris, supervise the Trust's relationships with outside counsel, counsel to the "non-interested" board members, the Trust's local counsel and auditors;

(xvii)  Monitor activities and billing practices of outside counsel;

(xviii) Assist with new product development initiatives from an operations and regulatory perspective;

(xix) Review and comment upon drafts of prospectuses and statements of additional information and drafts of reports and other communications to shareholders;

(xx) Assist Provident Distributors, Inc., by providing a compliance review of sales literature and advertisements prepared for the Trust; and

(xxi) PFPC may also provide certain extraordinary administration services to the Trust. These extraordinary administration services may be accomplished solely by PFPC or by PFPC in cooperation with the Trust's counsel, adviser's counsel, or other counsel as designated by Harris, depending upon the circumstances and timing constraints surrounding each request.